SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

(Amendment No. 1)

Under the Securities Exchange Act of 1934

EXCO Resources, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

269279402

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 17,538,912

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,538,912

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,538,912

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.4%

12	Type of Reporting Person IN

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1109519 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 17,538,912

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,538,912

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,538,912

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.4%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BRITISH COLUMBIA, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 17,538,912

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,538,912

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,538,912

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.4%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 810679 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 17,538,912

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,538,912

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,538,912

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.4%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 17,538,912

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,538,912

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,538,912

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.4%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 15,092,396

	7	Sole Dispositive Power

	8	Shared Dispositive Power 15,092,396

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,092,396

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 5.5%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 13,426,741

	7	Sole Dispositive Power

	8	Shared Dispositive Power 13,426,741

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,426,741

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 4.9%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH NATIONAL INSURANCE CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,160,785

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,160,785

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,160,785

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.8%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 2,160,785

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,160,785

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,160,785

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.8%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 469,701

	7	Sole Dispositive Power

	8	Shared Dispositive Power 469,701

9	Aggregate Amount Beneficially Owned by Each Reporting Person 469,701

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG HOLDINGS, INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 470,408

	7	Sole Dispositive Power

	8	Shared Dispositive Power 470,408

9	Aggregate Amount Beneficially Owned by Each Reporting Person 470,408

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 470,408

	7	Sole Dispositive Power

	8	Shared Dispositive Power 470,408

9	Aggregate Amount Beneficially Owned by Each Reporting Person 470,408

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT SPECIALTY GROUP, INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 203,885

	7	Sole Dispositive Power

	8	Shared Dispositive Power 203,885

9	Aggregate Amount Beneficially Owned by Each Reporting Person 203,885

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT PREMIER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 203,885

	7	Sole Dispositive Power

	8	Shared Dispositive Power 203,885

9	Aggregate Amount Beneficially Owned by Each Reporting Person 203,885

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 17,539

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,539

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,539

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 158,473

	7	Sole Dispositive Power

	8	Shared Dispositive Power 158,473

9	Aggregate Amount Beneficially Owned by Each Reporting Person 158,473

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 9,895,214

	7	Sole Dispositive Power

	8	Shared Dispositive Power 9,895,214

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,895,214

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 3.6%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY RE HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 9,895,214

	7	Sole Dispositive Power

	8	Shared Dispositive Power 9,895,214

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,895,214

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 3.6%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 9,895,214

	7	Sole Dispositive Power

	8	Shared Dispositive Power 9,895,214

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,895,214

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 3.6%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER SELECT INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 6,389,723

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,389,723

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,389,723

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 2.3%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 430,633

	7	Sole Dispositive Power

	8	Shared Dispositive Power 430,633

9	Aggregate Amount Beneficially Owned by Each Reporting Person 430,633

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 368,309

	7	Sole Dispositive Power

	8	Shared Dispositive Power 368,309

9	Aggregate Amount Beneficially Owned by Each Reporting Person 368,309

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 62,324

	7	Sole Dispositive Power

	8	Shared Dispositive Power 62,324

9	Aggregate Amount Beneficially Owned by Each Reporting Person 62,324

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 40,401

	7	Sole Dispositive Power

	8	Shared Dispositive Power 40,401

9	Aggregate Amount Beneficially Owned by Each Reporting Person 40,401

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (HOLDINGS) LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,131,876

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,131,876

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,131,876

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.1%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (NO. 3) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 3,131,876

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,131,876

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,131,876

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.1%

12	Type of Reporting Person CO

CUSIP No. 269279402

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) STONEBRIDGE HOLDING S.À.R.L.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization LUXEMBOURG

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,608,565

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,608,565

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,608,565

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person CO

CUSIP No. 269279402

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) STONEBRIDGE RE S.A.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization LUXEMBOURG

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,608,565

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,608,565

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,608,565

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person CO

CUSIP No. 269279402

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX LUXEMBOURG HOLDINGS S.À.R.L.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization LUXEMBOURG

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,608,565

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,608,565

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,608,565

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person CO

CUSIP No. 269279402

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,608,565

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,608,565

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,608,565

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,608,565

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,608,565

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,608,565

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person CO

CUSIP No. 269279402

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1823671 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 9,165

	7	Sole Dispositive Power

	8	Shared Dispositive Power 9,165

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,165

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person CO

CUSIP No. 269279402

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1874616 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 5,001

	7	Sole Dispositive Power

	8	Shared Dispositive Power 5,001

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,001

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person CO

CUSIP No. 269279402

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1874617 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 13,005

	7	Sole Dispositive Power

	8	Shared Dispositive Power 13,005

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,005

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person CO

CUSIP No. 269279402

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE SHARE OPTION 1 CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 391

	7	Sole Dispositive Power

	8	Shared Dispositive Power 391

9	Aggregate Amount Beneficially Owned by Each Reporting Person 391

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person CO

CUSIP No. 269279402

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE FINANCIAL CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 55,816

	7	Sole Dispositive Power

	8	Shared Dispositive Power 55,816

9	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person CO

CUSIP No. 269279402		13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 55,816

	7	Sole Dispositive Power

	8	Shared Dispositive Power 55,816

9	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person CO

Item 1. (a)	Name of Issuer: EXCO Resources, Inc.
Item 1(b)	Address of Issuer’s Principal Executive Offices: 12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Item 2. (a)

Name of Person Filing:

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.     V. Prem Watsa, an individual;

2.     1109519 Ontario Limited (“1109519”), a corporation incorporated under the laws of Ontario;

3.     The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia;

4.     810679 Ontario Limited (“810679”), a corporation incorporated under the laws of Ontario;

5.     Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada;

6.     FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada;

7.     Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware;

8.     Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware;

9.     Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California;

10.  Clearwater Insurance Company (“Clearwater”), a corporation incorporated under the laws of Delaware;

11.  TIG Holdings, Inc. (“TIGH”), a corporation incorporated under the laws of Delaware;

12.  TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California;

13.  Fairmont Specialty Group Inc. (“FSG”), a corporation incorporated under the laws of Delaware;

14.  Fairmont Premier Insurance Company (“FPIC”), a corporation incorporated under the laws of California;

15.  Fairmont Specialty Insurance Company (“Fairmont”), a corporation incorporated under the laws of California;

16.  Fairmont Insurance Company (“FIC”), a corporation incorporated under the laws of California;

17.  Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware;

18.  Odyssey Re Holdings Corp. (“Odyssey Re”), a corporation incorporated under the laws of Delaware;

19.  Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut;

20.  Clearwater Select Insurance Company (“Clearwater Select”), a corporation incorporated under the laws of Connecticut;

21.  Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware;

22.  The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey;

23.  United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware;

24.  Fairfax (Barbados) International Corp. (“FBIC”), a corporation established under the laws of Barbados;

25.  Advent Capital (Holdings) Ltd. (“Advent”), a company incorporated under the laws of England and Wales;

26.  Advent Capital (No. 3) Limited (“Advent No. 3”), a company incorporated under the laws of England and Wales;

27.  Stonebridge Holding S.à.r.l. (“Stonebridge”), a private limited liability company established under the laws of Luxembourg;

28.  Stonebridge Re S.A. (“Stonebridge Re”), a public limited company established under the laws of Luxembourg;

29.  Fairfax Luxembourg Holdings S.à.r.l. (“Fairfax Lux”), a private limited liability company established under the laws of Luxembourg;

30.  RiverStone Holdings Ltd. (“RiverStone Holdings”), a company incorporated under the laws of England and Wales;

31.  RiverStone Insurance Limited (“RiverStone”), a company incorporated under the laws of England and Wales;

32.  1823671 Ontario Limited (“1823671”), a corporation incorporated under the laws of the Ontario;

33.  1874616 Ontario Limited (“1874616”), a corporation incorporated under the laws of the Ontario;

34.  1874617 Ontario Limited (“1874617”), a corporation incorporated under the laws of the Ontario;

35.  Northbridge Share Option 1 Corp. (“NSOC”), a corporation incorporated under the laws of the Ontario;

36.  Northbridge Financial Corporation (“NFC”), a corporation incorporated under the laws of Canada; and

37.  Northbridge General Insurance Corporation (“Northbridge General”), a corporation incorporated under the laws of Canada.

Item 2(b)	Address of Principal Business Office: The addresses of the Reporting Persons are as follows: 1. Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

2.     The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

3.     The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia V6C 3L3;

4.     The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

5.     The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

6.     The principal business and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

7.     The principal business and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

8.     The principal business and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California 91367;

9.     The principal business address and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California 91367;

10.  The principal business address and principal office address of Clearwater is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

11.  The principal business and principal office address of TIGH is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

12. The principal business and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

13.  The principal business address and principal office address of FSG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

14.  The principal business address and principal office address of FPIC is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

15.  The principal business address and principal office address of Fairmont is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

16.  The principal business address and principal office address of FIC is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

17.  The principal business and principal office address of Odyssey is 300 First Stamford Place, Stamford, Connecticut 06902;

18.  The principal business and principal office address of Odyssey Re is 300 First Stamford Place, Stamford, Connecticut 06902;

19.  The principal business address and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

20.  The principal business address and principal office address of Clearwater Select is 300 First Stamford Place, Stamford, Connecticut 06902;

21.  The principal business and principal office address of Crum & Forster is 305 Madison Avenue, Morristown, New Jersey 07962;

22.  The principal business address and principal office address of North River is 305 Madison Avenue, Morristown, New Jersey 07962;

23.  The principal business and principal office address of US Fire is 305 Madison Avenue, Morristown, New Jersey 07962;

24.  The principal business and principal office address of FBIC is #12 Pine Commercial, The Pine, St Michael, Barbados, West Indies, BB11103;

25.  The principal business address and principal office address of Advent is 2 Minster Court, Mincing Lane, London EC3R 7BB, England;

26.  The principal business address and principal office address of Advent No. 3 is 2 Minster Court, Mincing Lane, London EC3R 7BB, England;

27.  The principal business address and principal office address of Stonebridge is 20, rue Eugène Ruppert, L-2453 Luxembourg;

28.  The principal business address and principal office address of RiverStone Holdings is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England;

29.  The principal business address and principal office address of Fairfax Lux is 5, rue Guillaume Kroll, L-1882 Luxembourg;

30.  The principal business address and principal office address of Stonebridge Re is 20, rue Eugène Ruppert, L-2453 Luxembourg;

31.  The principal business address and principal office address of RiverStone is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England;

32.  The principal business address and principal office address of 1823671 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

33.  The principal business address and principal office address of 1874616 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

34.  The principal business address and principal office address of 1874617 is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

35.  The principal business address and principal office address of NSOC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario M5H 1P9;

36.  The principal business address and principal office address of NFC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario M5H 1P9; and

37. The principal business address and principal office address of Northbridge General is 105 Adelaide Street West, 3rd Floor, Toronto, Ontario M5H 1P9.
Item 2(c)		Citizenship: V. Prem Watsa is a citizen of Canada.
Item 2(d)		Title of Class of Securities: Common Stock
Item 2(e)		CUSIP Number: 269279402

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	☐	An Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person, in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	A non-US institution in accordance with §240.13d–1(b)(1)(ii)(J);
	(k)	☐	Group, in accordance with §240.13d–1(b)(1)(ii)(K).

Item 4.	Ownership.

Based on the most recent information available, the aggregate number and percentage of the shares of common stock (the “Shares”) of EXCO Resources, Inc. that are beneficially owned by each of the Reporting Persons is set forth in boxes 9 and 11 of the second part of the cover page to this Schedule 13G/A, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G/A, and such information is incorporated herein by reference.

Neither the filing of this Schedule 13G/A nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, FFHL, Fairfax US, ZNIC, Zenith, Clearwater, TIGH, TIG, FSG, FPIC, Fairmont, FIC, Odyssey, Odyssey Re, Odyssey Reinsurance, Clearwater Select, Crum & Forster, North River, US Fire, FBIC, Advent, Advent No. 3, Stonebridge, Stonebridge Re, Fairfax Lux, RiverStone Holdings, RiverStone, 1823671, 1874616, 1874617, NSOC, NFC or Northbridge General that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Certain of the Shares beneficially owned by the Reporting Persons are held by subsidiaries of Fairfax and by the pension plans of certain subsidiaries of Fairfax, which subsidiaries and pension plans have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. No such interest of a subsidiary or pension plan relates to more than 5% of the class of Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable

Item 8.	Identification and Classification of Members of the Group.
See attached Exhibit No. 1.

Item 9.	Notice of Dissolution of Group.
Not applicable

Item 10.	Certification.

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	1109519 Ontario Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	810679 Ontario Limited

	By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairfax Financial Holdings Limited

	By:	/s/ Paul Rivett
		Name:	Paul Rivett
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	FFHL Group Ltd.

	By:	/s/ Paul Rivett
		Name:	Paul Rivett
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairfax (US) Inc.

	By:	/s/ Dorothy D. Whitaker
	Name:	Dorothy D. Whitaker
	Title:	Treasurer, Secretary and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Zenith National Insurance Corp.

	By:	/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President, General Counsel and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Zenith Insurance Company

	By:	/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President, General Counsel and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Clearwater Insurance Company

	By:	/s/ John J. Bator
Name: John J. Bator
Title: CFO, Treasurer and Sr. Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	TIG Holdings, Inc.

	By:	/s/ Dorothy D. Whitaker
		Name:	Dorothy D. Whitaker
		Title:	Chairman, President and Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	TIG Insurance Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairmont Specialty Group Inc.

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairmont Premier Insurance Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairmont Specialty Insurance Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairmont Insurance Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Odyssey US Holdings Inc.

	By:	/s/ Jan Christiansen
		Name:	Jan Christiansen
		Title:	Executive Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Odyssey Re Holdings Corp.

	By:	/s/ Jan Christiansen
		Name:	Jan Christiansen
		Title:	Executive Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Odyssey Reinsurance Company

	By:	/s/ Kirk M. Reische
Name: Kirk M. Reische
Title: Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Clearwater Select Insurance Company

	By:	/s/ Kirk M. Reische
Name: Kirk M. Reische
Title: Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Crum & Forster Holdings Corp.

	By:	/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	The North River Insurance Company

	By:	/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	United States Fire Insurance Company

	By:	/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairfax (Barbados) International Corp.

	By:	/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Advent Capital (Holdings) Ltd.

	By:	/s/ Neil Ewing
		Name:	Neil Ewing
		Title:	Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Advent Capital (No. 3) Limited

	By:	/s/ Neil Ewing
		Name:	Neil Ewing
		Title:	Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Stonebridge Holding S.à.r.l.

	By:	/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Manager and Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Stonebridge Re S.A.

	By:	/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Fairfax Luxembourg Holdings S.à.r.l.

	By:	/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Manager and Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	RiverStone Holdings Limited

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	RiverStone Insurance Limited

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	1823671 Ontario Limited

	By:	/s/ Paul Rivett
		Name:	Paul Rivett
		Title:	Secretary and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	1874616 Ontario Limited

	By:	/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Vice President and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	1874617 Ontario Limited

	By:	/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Vice President and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Northbridge Share Option 1 Corp.

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	Treasurer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Northbridge Financial Corporation

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015	Northbridge General Insurance Corporation

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	Chief Financial Officer and Director

Exhibit Index

Exhibit No.	Description

1	Members of filing group.
2

Joint Filing Agreement dated as of February 13, 2015 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (US) Inc., Zenith National Insurance Corp., Zenith Insurance Company, Clearwater Insurance Company, TIG Holdings, Inc., TIG Insurance Company, Fairmont Specialty Group Inc., Fairmont Premier Insurance Company, Fairmont Specialty Insurance Company, Fairmont Insurance Company, Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Clearwater Select Insurance Company, Crum & Forster Holdings Corp., The North River Insurance Company, United States Fire Insurance Company, Fairfax (Barbados) International Corp., Advent Capital (Holdings) Ltd., Advent Capital (No. 3) Limited, Stonebridge Holding S.à.r.l., Stonebridge Re S.A., Fairfax Luxembourg Holdings S.à.r.l., RiverStone Holdings Ltd., RiverStone Insurance Limited, 1823671 Ontario Limited, 1874616 Ontario Limited, 1874617 Ontario Limited, Northbridge Share Option 1 Corp., Northbridge Financial Corporation and Northbridge General Insurance Corporation.